EXHIBIT 99.1
NxStage Names Joseph Turk President, North America
LAWRENCE, MA, December 20, 2010—NxStage Medical, Inc. (NASDAQ: NXTM), a leading manufacturer of innovative dialysis products, today announced that Joseph E. Turk, Jr., has been promoted to the position of President of its North American operations. Reporting to Jeffrey Burbank, Chief Executive Officer of NxStage, Mr. Turk will continue to manage the Company’s North American commercial teams across the Company’s three markets (Home, Critical Care, and In-Center) and will be responsible for driving NxStage’s worldwide product portfolio.
“Joe has been a driving force behind the Company’s ability to successfully execute against its strategic initiatives and achieve its goals,” said Jeffrey Burbank, Chief Executive Officer of NxStage. “As the scale of our business increases, Joe’s exceptional track record as a multi-faceted operating executive will be a great asset to our growth initiatives across all three of our markets.”
Mr. Turk, age 43, joined NxStage Medical in 2000 as Vice President of Marketing. He served as Vice President of Sales and Marketing from 2002 to 2006, and most recently served as Senior Vice President of Commercial Operations since 2006.
“NxStage is a great company with a tremendous future and growth opportunities across all its markets, and I feel privileged to have worked with such a talented team in achieving our milestones to date,” said Mr. Turk. “I am proud of this recognition and I look forward to continuing to deliver value to our patients, customers, partners, and all of our stakeholders.”
Before joining NxStage, Mr. Turk served as Director of New Business Development at Boston Scientific. Prior to this, he was one of the leaders of McKinsey & Company’s Midwest Health Care and Biotechnology Practice as a Senior Engagement Manager in the firm’s Chicago Office.
Mr.Turk received his AB in Economics from Wabash College and an MBA in Marketing, Finance and Operations from Northwestern University’s J.L. Kellogg School.
About NxStage Medical, Inc.
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of End Stage Renal Disease (ESRD) and acute kidney failure. For more information on NxStage and its products, please visit NxStage’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors that are discussed in NxStage’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the SEC. NxStage is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
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